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Exhibit 12

PHH Corporation and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Nine Months Ended September 30,
	2002		2001
Earnings before fixed charges:
Income before income taxes and minority interest	$23		$376
Plus: Fixed charges	165		234

Earnings available to cover fixed charges	$188		$610

Fixed charges(1):
Interest, including amortization of deferred financing costs	$157		$225
Interest portion of rental payment	8		9

Total fixed charges	$165		$234

Ratio of earnings to fixed charges	$1.14x	(2)	$2.61x

(1)
Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third on the operating lease rentals).

(2)
Excluding the $275 million provision for impairment of the mortgage servicing rights asset, the ratio of earnings to fixed charges is 2.81x.

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PHH Corporation and Subsidiaries COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Dollars in millions)